Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
Completes Private Placement of
Senior Notes

HOUSTON, July 20, 2005 – Natural Resource Partners L.P. (NYSE: NRP) announced today that its wholly owned operating subsidiary NRP (Operating) LLC has completed a private placement of $50 million of senior unsecured notes and has committed to issue an additional $50 million of senior notes on January 19, 2006. Proceeds from the first $50 million were used to repay borrowings under NRP Operating’s existing revolving credit facility.

The senior notes issued will bear interest at 5.05% with an average life of approximately 9 years. Amortization of the loan will begin in July 2008 with final maturity in July 2020. The covenants of the notes are the same as the senior notes issued in 2003 with the exception of principal and interest payment dates.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

05-11

-end-